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BANC ONE CORPORATION and Subsidaries                               EXHIBIT 11
STATEMENT REGARDING COMPUTATION OF EARNINGS PER COMMON SHARE
(000's, except per share amounts)

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                                                        Three Months Ended               Six Months Ended
                                                              June 30,                       June 30,
                                                    ---------------------------     ---------------------------
                                                        1994            1993           1994            1993
                                                    -----------     -----------     -----------     -----------
PRIMARY:
  Earnings:
    Net income                                      $   315,938     $   281,941     $   628,811     $   568,818
    Deduct: Dividends on preferred shares                 4,373           4,375           8,746           8,966
                                                    -----------     -----------     -----------     -----------
Net income available to common shareholders         $   311,565     $   277,566     $   620,065     $   559,852
                                                    ===========     ===========     ===========     ===========
  Shares:
    Weighted average common shares outstanding      $   382,527     $   374,667     $   381,992     $   374,262
    Add: Dilutive effect of outstanding options,
      as determined by the application of the
      treasury stock method                               1,222           1,946           1,239           1,985
                                                    -----------     -----------     -----------     -----------
  Weighted average common shares outstanding,
    as adjusted                                     $   383,749     $   376,613     $   383,231     $   376,247
                                                    ===========     ===========     ===========     ===========
PRIMARY EARNINGS PER COMMON SHARE                   $      0.81     $      0.74     $      1.62     $      1.49
                                                    ===========     ===========     ===========     ===========
FULLY DILUTED:
  Earnings:
    Net income                                      $   315,938     $   281,941     $   628,811     $   568,818
                                                    ===========     ===========     ===========     ===========
  Shares:
    Weighted average common shares outstanding      $   382,527     $   374,667     $   381,992     $   374,262
    Add:  Dilutive effect of outstanding options,
      as determined by the application of the
      treasury stock method                               1,292           1,991           1,275           2,102
    Add:  Conversion of preferred stock                   8,765           9,300           8,765           9,459
                                                    -----------     -----------     -----------     -----------
  Weighted average common shares outstanding,
    as adjusted                                     $   392,584     $   385,958     $   392,032     $   385,823
                                                    ===========     ===========     ===========     ===========
FULLY DILUTED EARNINGS PER COMMON SHARE             $      0.80     $      0.73     $      1.60     $      1.47
                                                    ===========     ===========     ===========     ===========
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